AMENDMENT TO
BUSINESS LOAN AGREEMENT

This Amendment To Business Loan Agreement ("Amendment"), dated June 15, 2026 by and between Motorsport Games Inc. ("**Borrower**") and Citibank, N.A. ("**Lender"**), is made with respect to the following facts:

RECITALS

A. Borrower previously executed and delivered to Lender, or Borrower and Lender previously entered into, that certain Business Loan Agreement, dated February 20, 2026 (as amended, modified, supplemented, restated or replaced from time to time, the "Agreement").

B. Borrower and Lender desire to amend certain terms and provisions of the Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment, if any, shall have the meanings given to them in the Agreement.

2. Amendments to the Agreement. The following amendments are made to the Agreement:

2.1 The Section having the heading "**Fixed Charge Coverage Ratio**" on page three of the Agreement is hereby amended in its entirety to read as follows:

Fixed Charge Coverage Ratio. Maintain a ratio of Fixed Charge Coverage of **1.200 to 1.000**. "Fixed Charge Coverage Ratio" means the ratio of **Adjusted EBITDA** divided by the sum of Unfinanced Capex plus Cash Interest Expense plus Cash Taxes plus Cash Dividends/Distributions plus all current portion of long-term indebtedness. "**Adjusted EBITDA**" means operating income plus depreciation and amortization plus other non-cash items excluding non-recurring items. "Cash Interest" means all interest in respect of Indebtedness paid or payable in cash by the Borrower and its Consolidated Subsidiaries, net of any interest income received in cash, during any given period, determined on a cash basis. "Cash Taxes" means all federal, state, local, and foreign income taxes paid by the Borrower and its Consolidated Subsidiaries, net of refunds received during any given period, determined on a cash basis. "Unfinanced Capex" means all Capital Expenditures made by the Borrower and its Consolidated Subsidiaries during any given period that are not funded by new long-term debt financing or new equity contributions. "Cash Dividends/Distributions" means for any given period, the aggregate amount of all cash dividends or other cash distributions paid or declared by the Borrower and its Consolidated Subsidiaries to their respective shareholders or equity holders. "Capital Expenditures" means, for any given period, the aggregate of all expenditures made by the Borrower and its Consolidated Subsidiaries for the acquisition or construction of fixed assets, plant, property, or equipment, or replacements, substitutions, or additions thereto, which are required to be capitalized and recorded as such on a consolidated balance sheet in accordance with Generally Accepted Accounting Principles (GAAP). "Consolidated Subsidiaries" means, any subsidiary of the borrower. This Fixed Charge Coverage

Ratio should be evaluated quarterly on a consolidated basis with Borrower's subsidiaries and affiliates on trailing twelve-months basis.

3. Representations and Warranties. Borrower hereby represents and warrants to Lender that: (i) no Event of Default specified in the Agreement or in any of the notes, documents or agreements executed by Borrower in connection therewith or in connection with the credit transaction to which such Agreement relates (the **"Related Documents"**), and no event which with notice or lapse of time or both would become such an Event of Default has occurred and is continuing, (ii) the representations and warranties of Borrower set forth in the Agreement or any of the Related Documents (other than the representation and warranties made as of a particular date) are true on and as of the date hereof, (iii) the making and performance by Borrower of this Amendment have been duly authorized by all necessary action, (iv) this Amendment is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms and (v) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

4. No Defenses. Borrower acknowledges with respect to the amounts owing to Lender that it has no right of offset, defense or counterclaim with respect thereto, no claim or defense in the abatement or reduction thereof, nor any other claim against Lender or with respect to the Agreement or any of the Related Documents.

5. Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon receipt by Lender of a counterpart original of this Amendment duly executed by each of the parties hereto.

6. Miscellaneous.

6.1 This Amendment is made exclusively for the benefit of and solely for the protection of Lender, on the one hand, and Borrower, on the other hand, and no other person or persons shall have the right to enforce the provisions hereof by action or legal proceedings or otherwise.

6.2 This Amendment represents the entire understanding and agreement of the parties with respect to the subject matter hereof, except to the extent that the Agreement and the Related Documents still remain in effect as described herein, and the same may not be altered or amended, except by subsequent written agreement executed by the parties hereto. The parties hereto acknowledge receipt of a copy of this Amendment.

6.3 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing or future Default or Event of Default, whether known or unknown or any right, power or remedy of Lender under the Agreement, nor constitute a waiver of any provision of the Agreement, except as specifically set forth herein.

6.4 In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended, and supplemented hereby, shall remain in full force and effect.

6.5 This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment.

6.6 This Amendment shall be governed by and construed in accordance with the internal laws, as opposed to the conflicts of law provisions, of the State of New York.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

Borrower:

MOTOTSPORT GAMES INC.

By: ______________________
Stephen Hood, President
and Chief Executive Officer

By: ______________________
Stanley Beckley, Chief Financial Officer

Lender:

CITIBANK, N.A.

By: ______________________
Authorized Signer
SVP